Exhibit 10.109

YOOV INTERNET TECHNOLOGY LIMITED
Unit 2303, 23/F, Tomson Plaza, 161 Wai Yip St, KT
cs@YOOV.com 3906 4391 2110 3637
www.YOOV.com

EMPLOYMENT CONTRACT

LETTER OF APPOINTMENT - TERMS AND CONDITIONS

1.	Parties Named

1.1	The Company:

YOOV Internet Technology Limited (YOOV), an independently owned and operated facility, established on October 19, 2012 under Hong Kong law. YOOV offers internet technology services to individual and corporations.

1.2	The Employee: WONG, Ho Chi Mark /HKID No.: Y374842(A)

2.	Employment Commencement

2.1	Employment will commence on June 1st, 2017.

3.	Job Title/Duties

3.1	The aforementioned will be a full-time employee of YOOV, Hong Kong, with the job title Technical Director.

3.2	The Employee confirmed that he/she is the holder of Bachelor/Diploma's degree from an accredited University/ College. For the avoidance of doubt, if the Employee be discovered that he / she was not the holder of Bachelor/Diploma's degree, the contract will be automatically terminated.

3.3	The Employee should be knowledgeable in information technology and software development.

3.4	The Employee should perform other duties and responsibilities as assigned by his/her supervisor. All work responsibilities are subject to having performance goals and/ or targets established as part of the annual performance planning process or as the result of organizational planning.

4.	Probationary Period

4.1	A probationary period of three months will be enacted.

YOOV INTERNET TECHNOLOGY LIMITED
Unit 2303, 23/F, Tomson Plaza, 161 Wai Yip St, KT
cs@YOOV.com 3906 4391 2110 3637
www.YOOV.com

5.	Salary

5.1	During probationary period, a monthly salary of HKD60,000 will be paid. After probationary period, monthly salary will be reviewed.

5.2	The pay period is on the last day of the month, and lunch hours and holidays are not paid. Monthly salary is only for ours actually worked, excluding lunch hours and holidays.

6.	Deductions

6.1	The company reserves the right in its absolute discretion to deduct from the employee's pay all income taxes payable together with any sums which may be owed to the company, including without limitation: any overpayments or loans made to the employee by the company or suffered losses as a result of negligence or breach of company rules.

7.	Hours of Work

7.1	The employee will work approximately 40 hour per week.

Normal work hours are Monday - Friday, 9:30am - 6:30pm. (time may vary, and the Employee is only expected to work 5 business days per week)

7.2	The employee may be required to work additional hours outside the hours listed as required in any business situation on reasonable grounds and notice, or if necessary for the proper performance of duties.

8.	Staff

8.1	Employees are required to liaise with other employees including management and staff members, consultants, clients, and representatives of business or industry, government or media or others associated with the company and its activities. Employees are expected to ensure positive and professional representation of the company at all times.

9.	Materials

9.1	All materials produced by the YOOV is for company use, specifically for business plans, codes, marketing collateral are deemed to be confidential and of commercial importance, and may not be reproduced or used in a manner which can in any way be considered competitive or detrimental to the company, including, but not limited to, use by another institution, distribution for free or otherwise to individuals, companies, institutions, or organizations.

YOOV INTERNET TECHNOLOGY LIMITED
Unit 2303, 23/F, Tomson Plaza, 161 Wai Yip St, KT
cs@YOOV.com 3906 4391 2110 3637
www.YOOV.com

10.	Annual Leave and Public Holidays

10.1	Employees are entitled to all public holidays as promulgated by the Hong Kong government. In addition, employees are entitled to paid annual leave of 12 calendar days after probation is passed (including weekends). Should the employee vacate the position mid-way through the contract, annual leave will be calculated on a pro-rata basis. Any unauthorized leave of absence will be deducted from the balance of annual leave or salary.

10.2	Annual leave may not be taken during peak enrolment periods. Annual leave may be availed of in advance or carried forward by written permission.

10.3	YOOV may require its employees to work on public holidays. In return he/ she shall be entitled to time off equal to the period worked, to be taken as agreed with by the manager.

11.	Medical Insurance Policy/Notification of Sickness or Other Absence

11.1	In the event the employee is unable to attend work, for any reasons, and YOOV Management has not previously authorized the absence, the employee must inform the company of the absence and its reason before 8:45am on the day to be missed.

11.2	Immediately following the employees return to work, they will be required to complete a self-certification form stating the dates and reason for their absence. Other documentation may be required, depending on the circumstances of the absence.

11.3	The company reserves the right to require employees to be examined at any time by an independent doctor at its expense.

11.4	If the employee is absent from work for any reasons (excluding annual and public holidays) for three consecutive days without notification to the Company, he/ she will be deemed to have terminated his/her employment forthwith and the company will be entitled to claim from his/her salary in lieu of notice.

12.	Sick Pay

12.1	The employee will be entitled to sick pay if absences are supported by valid medical certification.

12.2	Sick pay will be paid for up to a maximum of 2 days per month.

12.3	If the employee is absent from his/her duties due to sickness or injury for a period or periods in excess of 12 days in any one calendar year, the company will treat this matter separately at its absolute discretion.

YOOV INTERNET TECHNOLOGY LIMITED
Unit 2303, 23/F, Tomson Plaza, 161 Wai Yip St, KT
cs@YOOV.com 3906 4391 2110 3637
www.YOOV.com

13.	Notice of Termination

13.1	Both parties are required to give 30-day notice or salary in lieu of notice to each other for termination of employment. The company reserves the right to pay salary in lieu of notice. However, nothing in these terms and conditions of employment shall prevent the Company from terminating employment without notice or salary, in lieu of notice and serious breach of contract.

13.2	Termination of this contract requires the employee to hand over all company property, documents, and collateral, both electronic and paper, to the Manager with a list itemizing property and material returned.

14.	Expenses

14.1	The company will reimburse to the employee, all expenses properly incurred by the employee in the usual performance of duties, provided that the activities resulting in the expenses are approved in written in advance, and the company is provided all vouchers or other evidence of actual payment of such expenses.

15.	Confidentiality

15.1	The employee may not disclose to any non-company personnel or unauthorized Company any trade secrets or other matters or information of a confidential nature relating to the Company or any of its associated companies or their business or in respect of which the company owes an obligation of confidence to any third party during or after employment, including intellectual property, business plans and financial data, databases, clients, candidates, or student data, except in the proper course of employment, or as required by law.

15.2	The employee may not remove any documents, intellectual property, data or databases, or tangible items which belong to the Company or which contain any confidential information from the company's premises at any time without proper advanced authorization. Also, he/ she may not use these documents or tangible items in any future capacity or employment.

15.3	The employee must return to the Company upon request and in any event upon the termination of his/her employment, all documents and tangible items which belong to the company or which contain or refer to any confidential information, which are in his/her possession or under his/her control.

15.4	The employee must, if requested by the company, delete all confidential information from any re-usable material and destroy all other documents and tangible items which contain or refer to any confidential information and which are in his/her possession or under his/her control.

YOOV INTERNET TECHNOLOGY LIMITED
Unit 2303, 23/F, Tomson Plaza, 161 Wai Yip St, KT
cs@YOOV.com 3906 4391 2110 3637
www.YOOV.com

15.5	Salaries and conditions of employment are considered confidential and personal, and therefore, are not to be discussed with others except the Manager. Please note, failure to observe this policy will be considered a breach of contract and may lead to immediate termination of employment. This also applies to the salaries of employees under his/her supervision.

15.6	Penalties for violation of the confidentiality clauses may include, but are not limited to, reprimand, suspension of employment, termination of employment, and/ or civil proceedings.

16.	Other Employment

16.1	The employee must devote the whole of his/her time, attention and abilities, during hours of work, to the company. He/She may not, under any circumstances, whether directly or indirectly, undertake any other duties, of whatever kind, during company designated working hours.

16.2	The employee may not without prior written consent from the company, engage, whether directly or indirectly, in any business or employment [which is similar or in any way connected to or competitive with the business of the company in which he/ she works or which could or might reasonably be considered by others to impair your ability to act at all times in the best interests of the company outside their hours of work for the company.

17.	Employment Documentation

17.1	The employee is required to produce, prior to the commencement of employment, his/her original passport/identity documents, educational qualifications and testimonials for the company's inspection and verification in support of obtaining a work visa and to provide copies of these for the company's records to be retained by the company. The company will apply for and obtain a work visa for the employee at the company's expense. This may involve one exit out of Hong Kong, expenses to be borne by the company.

18.	Governing Laws:

18.1	The validity, enforceability, construction, and interpretation of this agreement shall be governed by Hong Kong Law.

YOOV INTERNET TECHNOLOGY LIMITED
Unit 2303, 23/F, Tomson Plaza, 161 Wai Yip St, KT
cs@YOOV.com 3906 4391 2110 3637
www.YOOV.com

In witness whereof and acknowledging and acceptance and agreement of the Foregoing, Employer and Employee affix their signatures hereto this Day of 1st of June in the year 2017.

/s/ Philip Wong	/s/ WONG, Ho Chi Mark
YOOV	WONG, Ho Chi Mark
Philip Wong
Director